Exhibit 99.1

Contacts:
John McLaughlin PDL BioPharma, Inc. 775-832-8500 john.mclaughlin@pdl.com	Jennifer Williams Cook Williams Communications, Inc. 360-668-3701 jennifer@cwcomm.org

PDL BioPharma Announces Resignation of Chief Financial Officer

INCLINE VILLAGE, NV, December 3, 2012 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced that Bruce Tomlinson has resigned his position as vice president and chief financial officer of PDL due to personal reasons.  His resignation is effective as of November 30, 2012.  The company will begin a search for a new CFO.

“On behalf of the team at PDL, I would like to thank Bruce for his contributions and insights and wish him well in his future endeavors,” stated John McLaughlin, president and chief executive officer of PDL.

“In recent months, PDL completed three transactions related to its campaign to bring in new revenue generating assets, and it has been a pleasure to be a part of PDL and its recent accomplishments,” stated Mr. Tomlinson.  “I wish PDL, its team and its shareholders continued success.”

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new revenue generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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